SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS
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mercer FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

February 5, 2014

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Non-US Core Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of American Century Investment Management, Inc. (“American Century” or the “Subadvisor”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and American Century (the “American Century Subadvisory Agreement”). As was previously communicated to you via a supplement to the Trust’s prospectus, dated November 15, 2013, American Century began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding American Century and the American Century Subadvisory Agreement and a discussion of the factors that the Board considered in approving the implementation of the American Century Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Non-US Core Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Non-US Core Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, American Century Investment Management, Inc. (“American Century” or the “Subadvisor”). In connection with the hiring of American Century, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and American Century (the “American Century Subadvisory Agreement”). American Century began managing its allocated portion of the Fund’s investment portfolio on November 15, 2013.

The hiring of American Century was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about February 6, 2014 to shareholders of record of the Fund as of December 31, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on November 4, 2013 (the “Meeting”), (i) appointed American Century to serve as a subadvisor to the Fund, and (ii) approved the American Century Subadvisory Agreement between the Advisor, on behalf of the Fund, and American Century. American Century is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. American Century is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of American Century as a subadvisor to the Fund, or from the implementation of the American Century Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding American Century and the American Century Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv)

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monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $14,126,907 from the Fund for the fiscal year ended March 31, 2013. The aggregate compensation paid by the Advisor to all subadvisors during the last fiscal period ended March 31, 2013 was $7,442,690, representing 0.39% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as North America Business Leader of Mercer’s Investments Management Business; Thomas Murphy serves as Vice President of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel-Investments of the Advisor; Colin Dean serves as Vice President and Assistant Secretary of the Fund and as Senior Investments Counsel of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manger and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

American Century Investment Management, Inc. (“American Centruy”) is located at 4500 Main Street, Kansas City, Missouri 64111. American Century is wholly owned by American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research (“SIMR”) controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. SIMR is part of a not-for-profit biomedical research organization dedicated to finding the keys to the causes, treatments and prevention of disease. American Century is registered as an investment adviser with the SEC under the Advisers Act. The American Century Subadvisory Agreement is dated November 12, 2013.

American Century was approved by the Board to serve as a subadvisor to the Fund at the Meeting. American Century is not affiliated with the Advisor, and American Century discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, American Century is paid by the Advisor and not by the Fund. No increase in the advisory fees

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paid by the Fund to the Advisor resulted from the appointment of American Century as a subadvisor to the Fund, or from the implementation of the American Century Subadvisory Agreement. The fees paid by the Advisor to American Century depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to American Century by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may effect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

American Century does not serve as an investment advisor or subadvisor for any registered investment company with an investment objective and investment strategy similar to the Fund’s investment objective and investment strategy.

The names and principal occupations of the principal executive officers of American Century are listed below. The address of each principal executive officer, as it relates to the person’s positions with American Century, is 4500 Main Street, Kansas City, Missouri 64111.

Name	Principal Occupation
Jonathan S. Thomas	Executive Vice President and Director

Patrick Bannigan	Director

Jami D. Waggoner	Chief Financial Officer and Chief Accounting Officer

Amy D. Shelton	Chief Compliance Officer

Charles A. Etherington	General Counsel and Senior Vice President

THE AMERICAN CENTURY SUBADVISORY AGREEMENT

The American Century Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the American Century Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the American Century Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The American Century Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the American Century Subadvisory Agreement, other than the rate of compensation paid by the Advisor to American Century, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and each of Arrowstreet Capital, Limited Partnership (“Arrowstreet”), Lingohr & Partner North America, Inc. (“Lingohr”) and Massachusetts Financial Services Company (“MFS”).

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The American Century Subadvisory Agreement provides that American Century, among other duties, will make all investment decisions for American Century’s allocated portion of the Fund’s investment portfolio. American Century, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Subadvisor’s allocated portion of the Fund’s assets.

The American Century Subadvisory Agreement provides for American Century to be compensated based on the average daily net assets of the Fund allocated to American Century. American Century is compensated from the fees that the Advisor receives from the Fund. American Century generally will pay all expenses it incurs in connection with its activities under the American Century Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The American Century Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) American Century, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, Mercer recommended the appointment of American Century to serve as a subadvisor to the Fund. The Advisor’s recommendation of American Century was based upon, among other factors: (i) the Advisor’s views regarding American Century’s record as an effective manager of portfolios of non-U.S. growth securities and the Advisor’s high degree of conviction in American Century’s portfolio management team; (ii) the Advisor’s expectation that American Century’s investment style would complement the other subadvisors while maintaining the Fund’s focus on earnings acceleration; and (iii) the Advisor’s opinion that the relatively low correlation with the Fund’s three other subadvisors, Arrowstreet, Lingohr, and MFS, combined with the proposed allocation of a portion of the Fund’s assets to American Century, would allow American Century to effectively complement those three subadvisors within the Fund.

At the Meeting, the Board, including the Independent Trustees, considered and approved the American Century Subadvisory Agreement. In considering the approval of the American Century Subadvisory Agreement, the Board considered the information and materials from the Advisor, American Century and counsel that included, as to American Century and the Fund: (i) the American Century Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended American Century for the Board’s approval, and the Advisor’s rationale for recommending that American Century be appointed as a subadvisor to the Fund, and how American Century would supplement the Fund’s other current subadvisors; (iii) the nature, extent, and quality of the services that American Century proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of American Century; (v) American Century’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by American Century for its services to the Fund, and a comparison of those fees to other accounts that American Century managed; (vii) American Century’s compliance program; (viii) information regarding American Century’s historical performance returns

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managing an investment mandate similar to the Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of American Century.

In addition, the Board considered presentations made by, and discussions held with, representatives of the Advisor. The Board considered and analyzed factors that the Board deemed relevant with respect to American Century, including: the nature, extent, and quality of the services to be provided to the Fund by American Century; American Century’s management style and investment decision-making process; American Century’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of American Century’s portfolio management team; and American Century’s staffing levels and overall resources. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards and reviewed materials supplied by their independent legal counsel.

In particular, and as to American Century, the Board, including the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by American Century. The Board reviewed the nature, extent, and quality of the services to be provided by American Century to the Fund. The Board discussed the specific investment management process that American Century indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by American Century), the qualifications of American Century’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that American Century would be managing, and the performance record of American Century as compared to the relevant benchmark. The Board considered American Century’s infrastructure and resources, and whether American Century’s organization appeared to support American Century’s strategy adequately. The Board also discussed the Advisor’s review, selection, and due diligence process with respect to American Century, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by American Century. The Board determined that the Fund and its shareholders would benefit from the quality and experience of American Century’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by American Century, as well as American Century’s ability to render such services based on American Century’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that American Century would manage.

(b) Comparison of the services to be rendered and fees to be paid to American Century under other advisory and subadvisory contracts, such as those with other clients; economies of scale. The Board discussed the services that would be rendered by American Century and evaluated the compensation to be paid to American Century by the Advisor for those services. The Board noted that the services that American Century would furnish to the Fund appeared to be comparable to the services that American Century currently provides to its other advisory and subadvisory clients having similar investment strategies. The Trustees

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also considered comparisons of the fees that will be paid to American Century by the Advisor in light of the fees that were charged by American Century to its other advisory clients, as disclosed in American Century’s Form ADV, Part 2A (Firm Brochure) and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Board also considered that the fees agreed to by American Century were the result of an arm’s length bargain negotiated by unaffiliated parties.

The Board considered the review, selection, and due diligence process employed by the Advisor, in determining to recommend American Century to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to American Century for its services to the Fund were reasonable. The Board emphasized in their discussions that the subadvisory fees of American Century would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Board concluded that, in light of the nature, quality, and extent of the services to be provided, the proposed fees to be paid to American Century with respect to the assets of the Fund to be allocated to American Century appeared to be within a reasonable range. The Board also considered the potential “fallout” or ancillary benefits that may accrue to American Century from its relationship with the Fund and concluded that they were reasonable.

Since the fees to be paid to American Century were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of American Century was not considered relevant to the Board’s deliberations. The Board took note of the Advisor’s explanation that the recommended appointment of American Century was not affected by the impact that the appointment would have on the Advisor revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of American Century may allow the Advisor to reach profitability when managing the Fund slightly more quickly. On the basis of these considerations, the Board concluded that, in light of the nature, extent and quality of the services expected to be provided by American Century and the proposed fees to be paid to American Century by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to American Century as a result of serving as a subadvisor to the Fund were reasonable.

(c) Investment performance of the Fund and American Century. Because American Century was a newly proposed subadvisor to the Fund, the Board, at the Meeting, could not consider American Century’s investment performance in managing the Fund as a factor in evaluating the American Century Subadvisory Agreement. However, the Board reviewed American Century’s historical investment performance record in subadvising another investment company that was comparable to the Fund. The Board also compared the historical investment performance of American Century to relevant benchmarks and concluded that American Century’s historical performance record, viewed together with the other factors considered by the Board, supported a decision to approve the American Century Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the decisions of the Trustees. Based on these factors, along with the determination of the Advisor at the conclusion of its review , selection, and due diligence process to recommend American Century to serve as a new subadvisor to the Fund, and such other

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matters as were deemed relevant, the Trustees concluded that the proposed fee rate for American Century was reasonable in relation to the services that would be provided to the Fund. As a result, the Board, including all of the Independent Trustees, concluded that the approval of the American Century Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved the American Century Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2013, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, PA 19312, is a Delaware limited liability company that is a subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2013, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of December 31, 2013, the Fund had 163,012,677.769 total shares outstanding, and Mercer Collective Trust: Mercer Non-US Core Equity Portfolio held 142,962,238.325 shares, representing 87.70% of the Fund’s total shares outstanding.

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SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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